Exhibit 99.1

Berkshire Hills to Present to Institutional Investors

And Ring NYSE Bell on November 29, 2012

Pittsfield, MA — November 27, 2012 — Berkshire Hills Bancorp, Inc. (NYSE:BHLB) will host an investor day for institutional investors in New York on Thursday, November 29, 2012.  Berkshire is the parent of Berkshire Bank, America’s Most Exciting BankSM.

CEO Michael Daly, Chairman Larry Bossidy, and members of executive management will present information about the strategic opportunities and financial outlook for the Company.

A link to the live webcast will be available at www.berkshirebank.com (investor relations link).  The webcast will begin at 12:45 p.m. E.T. and is expected to conclude at 3:00 p.m.  Interested persons should register a few minutes before the live webcast.  Presentation materials will be made available at Berkshire’s web site, and a copy will also be filed with the SEC.  An archive of the webcast will subsequently be available at Berkshire’s site.

To celebrate its accomplishments and its recent transfer to the New York Stock Exchange, the Company’s management will ring the opening bell of the Exchange at 9:30 a.m.  The bell ringing event is broadcast live on business news channels and is webcast live at https://nyse.nyx.com/the-bell/todays-bells-live.  The webcast will also be archived at https://nyse.nyx.com/the-bell.

BACKGROUND

Berkshire Hills Bancorp is the parent of Berkshire Bank — America’s Most Exciting BankSM. The Company has approximately $5.5 billion in assets and 73 full service branch offices in Massachusetts, New York, Connecticut, and Vermont providing personal and business banking, insurance, and wealth management services.  Berkshire Bank provides 100% deposit insurance protection for all deposit accounts, regardless of amount, based on a combination of FDIC insurance and the Depositors Insurance Fund (DIF).

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Contact:

David H. Gonci

Investor Relations Officer

413-281-1973

BHLB — Berkshire Hills Bancorp	www.berkshirebank.com